FOR:	AMREP Corporation
300 Alexander Park, Suite 204
Princeton, New Jersey 08540

CONTACT:	Peter M. Pizza
Vice President and Chief Financial Officer
(609) 716-8210
(609) 716-8255 (fax)

AMREP REPORTS FOURTH QUARTER AND FISCAL 2010 RESULTS

Princeton, New Jersey, July 21, 2010 – AMREP Corporation (NYSE: AXR) today reported a net loss of $9,480,000, or $1.58 per share, for the fiscal year ended April 30, 2010 compared to a 2009 net loss of $43,466,000, or $7.25 per share.  The results for 2010 included a fourth quarter pre-tax, non-cash impairment charge of $2,075,000 ($1,307,000 after tax, or $0.22 per share), reflecting the write-down of a real estate asset in Colorado.  The results for 2009 included a fourth quarter pre-tax, non-cash impairment charge of $50,246,000 ($41,557,000 after tax, or $6.93 per share), reflecting the write-off of all of the goodwill of the Company’s Subscription Fulfillment Services segment. Revenues for 2010 were $120,498,000 compared to $145,901,000 in the prior year.

For the fourth quarter of 2010, the net loss after the Colorado real estate impairment charge was $6,718,000, or $1.12 per share, compared to a net loss of $46,332,000, or $7.73 per share, in the same period of 2009, which reflected the goodwill impairment charge. Fourth quarter 2010 revenues were $26,792,000 versus fourth quarter 2009 revenues of $34,321,000.

Excluding the 2010 Colorado real estate and 2009 goodwill impairment charges, the net loss for the fourth quarter of 2010 was $5,411,000, or $0.90 per share, and for the full year of 2010 was $8,173,000, or $1.36 per share, compared to a net loss of $4,775,000, or $0.80 per share, in the fourth quarter of 2009, and $1,909,000, or $0.32 per share, for the full year of 2009.

Revenues from land sales at the Company’s AMREP Southwest subsidiary were $1,551,000 and $5,185,000 in the fourth quarter and full year of 2010 compared to $2,320,000 and $8,914,000 for the comparable periods of 2009.  AMREP Southwest has continued to experience substantially lower land sales in its principal market of Rio Rancho, New Mexico than it has historically experienced due to the prolonged severe decline in the real estate market in the greater Albuquerque-metro and Rio Rancho areas.  Total acres sold were 56 in 2010 and 148 in 2009.  The trend of declining permits for new home construction in the Rio Rancho area also continued, with 20% fewer single-family residential building permits issued during fiscal 2010 than in fiscal 2009 following a 27% decline in 2009 compared to fiscal 2008.  The Company believes that this decline in new home construction reflected the persistently weak national and local New Mexico economies due to high unemployment levels, low consumer confidence, reduced credit availability, an increasing number of unsold existing homes and weak consumer spending, among other factors. Faced with these adverse conditions, many builders have slowed the pace of building on developed lots previously purchased from the Company in Rio Rancho and delayed or cancelled the purchase of additional developed lots.  These factors have also contributed to a steep decline in the Company’s sale of undeveloped land to both builders and investors.

In Rio Rancho, the Company offers for sale both developed and undeveloped lots to national, regional and local home builders, commercial and industrial property developers and others.  The average selling price of land sold by the Company in Rio Rancho was $92,000 per acre in fiscal 2010 and $60,200 per acre in fiscal 2009, reflecting differences in the mix of the types of properties sold relative to the total acreage sold in each period. The average gross profit percentage on land sales was 40% for both the fourth quarter and full year of 2010 compared to 44% and 76% for the same three and twelve month periods in 2009. The decrease in gross profit margin for the full year of 2010 compared to 2009 was primarily due to one large third quarter 2009 sale of approximately 50 acres of undeveloped land that contributed a gross profit of $3,825,000 (99%) with no similar sale occurring in 2010.   As a result of these and other factors, including the nature and timing of specific transactions, revenues and related gross profits from land sales can vary significantly from period to period and prior results are not necessarily a good indication of what may occur in future periods.

Revenues from the Company’s Kable Media Services operations decreased from $31,878,000 and $136,206,000 for the fourth quarter and full year of 2009 to $25,211,000 and $115,016,000 for the same periods in 2010.  Magazine publishers, who are the principal customers of these operations, continued to suffer from reduced advertising revenues and lower subscription and newsstand sales during both periods in 2010, which caused some publishers to close magazine titles or seek more favorable terms from Kable or its competitors. Within these operations:

•
Revenues from Subscription Fulfillment Services operations decreased from $25,789,000 and $115,964,000 for the fourth quarter and full year of 2009 to $19,551,000 and $92,022,000 for the same periods of 2010, reflecting (i) customer losses and (ii) reduced and lost business that resulted from lower publisher customer volumes and a higher attrition of magazine titles than has been previously experienced.

•
Revenues from Newsstand Distribution Services operations were $3,026,000 and $12,400,000 for the fourth quarter and full year of 2009 compared to $3,006,000 and $12,947,000 for the same periods of 2010, with variances primarily due to changes in product mix and some magazine cover price increases during 2010.

•
Revenues from Product Services and Other operations, which includes product repackaging and fulfillment businesses and a temporary staffing business, decreased from $3,063,000 for the fourth quarter of 2009 to $2,654,000 for the same period in 2010.  This decrease was due to lower demand for services from existing customers and the loss of several customers.  Revenues for the full year increased to $10,047,000 in 2010 from $7,842,000 in 2009, reflecting the full year inclusion of a product repackaging business and a temporary staffing business that were acquired in 2009, whereas in 2009 the results of these businesses were included only from the date of their purchases in November 2008.

Kable’s results included restructuring charges principally related to severance costs of $2,551,000 and $5,763,000, net of certain governmental incentives, for the fourth quarter and full year of 2010, compared to net charges of $554,000 and $1,121,000 in the same periods of 2009. These charges and incentives related to the ongoing major project to consolidate the Subscription Fulfillment Services business from three locations in Colorado, Florida and Illinois into one existing location at Palm Coast, Florida. This project is expected to be completed by October 31, 2010.   Also, Kable’s operating expenses decreased by $10,376,000 and $22,662,000 for the fourth quarter and full year of 2010 compared to the same periods in 2009, which decreases were primarily attributable to lower variable payroll and benefits costs and, to a lesser extent, efficiencies resulting from the consolidation project.

AMREP Corporation’s AMREP Southwest Inc. subsidiary is a major landholder and leading developer of real estate in Rio Rancho, New Mexico, and its Kable Media Services, Inc. subsidiary distributes magazines to wholesalers and provides subscription fulfillment, product and related services to publishers and others.
-----------------------

The statements in this news release regarding the future operations of the Company and its Subscription Fulfillment Services segment, including the projected completion of the Subscription Fulfillment Services consolidation project, are forward-looking statements within the meaning of the federal securities laws.  These statements are subject to numerous risks and uncertainties, many of which are beyond the control of AMREP Corporation and that could cause actual results to differ materially from such statements.  Further information about these and other relevant risks and uncertainties may be found in the Company's Form 10-K and its other filings with the Securities and Exchange Commission, all of which are available from the Commission as well as from other sources.  Recipients of this news release are cautioned to consider these risks and uncertainties and to not place undue reliance on the forward-looking statements contained therein.  AMREP Corporation disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

-----------------------

(Two Schedules Follow)
Schedule 1

AMREP CORPORATION AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	Three Months Ended April 30,
	2010	2009 (a)
Revenues	$26,792,000	$34,321,000

Net income (loss)	$(6,718,000)	$(46,332,000)

Earnings (loss) per share – Basic and Diluted	$(1.12)	$(7.73)

Weighted average number of common shares outstanding	5,996,000	5,996,000

	Twelve Months Ended April 30,
	2010	2009 (a)
Revenues	$120,498,000	$145,901,000

Net income (loss)	$(9,480,000)	$(43,466,000)

Earnings (loss) per share – Basic and Diluted	$(1.58)	$(7.25)

Weighted average number of common shares outstanding	5,996,000	5,996,000

(a) Includes after tax, non-cash impairment charges of $1,307,000 ($0.22 per share) in 2010 and $41,557,000 ($6.93 per share) in 2009

Schedule 2

The Company’s land sales in Rio Rancho, New Mexico were as follows (dollar amounts in thousands):

	2010			2009
	Acres Sold	Revenues	Revenues per Acre	Acres Sold	Revenues	Revenues per Acre
Three months ended April 30:
Developed
Residential	0.9	$347	$385	9.5	$2,320	$243
Commercial	-	-	-	-	-	-
Total Developed	0.9	347	385	9.5	2,320	243
Undeveloped	17.8	1,205	68	-	-	-
Total	18.7	$1,552	$83	9.5	$2,320	$243

Twelve months ended April 30:
Developed
Residential	6.5	$1,891	$293	12.7	$3,109	$244
Commercial	1.7	894	523	1.0	126	126
Total Developed	8.2	2,785	341	13.7	3,235	236
Undeveloped	48.2	2,400	50	134.5	5,679	42
Total	56.4	$5,185	$92	148.2	$8,914	$60